Cm

STATE OF MARYLAND
DEPT OF ASSESSMENTS AND TAXATION
CUST ID:0001990172
WORK ORDER:0001433210
DATE:07-09-2007 01:59 PM
AMT. PAID:$1,350.00

ARTICLES OF AMENDMENT

Dreyfus International Funds, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by redesignating the issued and unissued Class R shares of Common Stock of Dreyfus Premier Emerging Markets Fund (the "Series") of the Corporation as Class I shares of Common Stock of the Series.

SECOND: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, Dreyfus International Funds, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

Dreyfus International Funds, Inc.

By: Jeff Prusnofsky
Jeff Prusnofsky
Vice President

RECEIVED
DEPARTMENT OF
ASSESSMENTS & TAXATION
2007 JUL -5 P 3:32

WITNESS:

James Bitetto
Assistant Secretary